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                                                                    EXHIBIT 99.1
DATE:  April 1, 2002

FROM:                                      FOR:
Padilla Speer Beardsley Inc.               DURA Automotive Systems, Inc.
1101 West River Parkway                    2791 Research Drive
Minneapolis, Minnesota 55415               Rochester Hills, Michigan 48309

John Mackay (612) 455-1741                 David Bovee (248) 299-7500


FOR IMMEDIATE RELEASE


                     DURA AUTOMOTIVE ANNOUNCES PLAN TO SELL
                          $250 MILLION IN SENIOR NOTES


ROCHESTER HILLS, Mich., April 1 - DURA Automotive Systems, Inc. (Nasdaq: DRRA), announced today that through its wholly owned subsidiary, Dura Operating Corp., it plans to make a private placement of senior unsecured notes totaling $250 million in principal amount. DURA expects to commence the offering shortly and anticipates the close to occur later this month. Proceeds will be used to repay existing bank indebtedness. In conjunction with this placement, DURA will seek an amendment to its credit agreement to reflect this transaction and the resulting change to its capital structure. The notes will not be registered under the Securities Act of 1933 and may not be offered or sold absent registration or an applicable exemption from registration requirements.

This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," or similar expressions. These statements are based on certain assumptions that the company has made in light of its experience in the industry as well as its perspective of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to (i) expected synergies, economies of scale and cost savings from the company's acquisitions not being fully realized or realized within the expected times frames; (ii) unanticipated difficulties servicing the indebtedness of the company; (iii) costs or operational difficulties related to integrating the operations of the acquired entities with those of the company being greater than expected; (iv) labor disputes involving the company or its significant customers; (v) risks associated with




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DURA Automotive Systems, Inc.
April 1, 2002
Page 2




conducting business in foreign countries, and (vi) general economic or business conditions affecting the automotive industry, either nationally or regionally, being less favorable than expected.

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